CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN REDACTED BECAUSE IT IS BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

SERVICE AGREEMENT

This Agreement is entered into effective as of the 10th day of November, 2010, by and between FIDELITY INVESTMENTS INSTITUTIONAL OPERATIONS COMPANY, INC. (“FIIOC”) and JEFFERSON NATIONAL LIFE INSURANCE COMPANY (“Company”).

WHEREAS, FIIOC provides transfer agency and other services to Fidelity’s Variable Insurance Products Fund, Variable Insurance Products Fund II, Variable Insurance Products Fund III, Variable Insurance Products Fund IV and Variable Insurance Products Fund V (collectively “Funds”); and

WHEREAS, the services provided by FIIOC on behalf of the Funds include responding to inquiries about the Funds, including the provision of information about the Funds’ investment objectives, investment policies, portfolio holdings, etc.; and

WHEREAS, Company holds shares of the Funds in order to fund certain variable annuity contracts, group annuity contracts, and/or variable life insurance policies, the beneficial interests in which are held by individuals, plan trustees, or others who look to Company to provide information about the Funds similar to the information provided by FIIOC; and

WHEREAS, the Company and one or more of the Funds have entered into one or more Participation Agreements, under which the Company agrees not to provide information about the Funds except for information provided by the Funds or their designees; and

WHEREAS, FIIOC and Company desire that Company be able to respond to inquiries about the Funds from individual variable annuity owners, participants in group annuity contracts issued by the Company, and owners and participants under variable life insurance policies issued by the Company, and prospective customers for any of the above; and

WHEREAS, FIIOC and Company recognize that Company’s efforts in responding to customer inquiries will reduce the burden that such inquiries would place on FIIOC should such inquiries be directed to FIIOC.

NOW, THEREFORE, the parties do agree as follows:

1. Information to be Provided to Company. FIIOC agrees to provide to Company, on a periodic basis, directly or through a designee, information about the Funds’ investment objectives, investment policies, portfolio holdings, performance, etc. The content and format of such information shall be as FIIOC, in its sole discretion, shall choose. FIIOC may change the format and/or content of such informational reports, and the frequency with which such information is provided. For purposes of Section 4.2 of each of the Company’s Participation Agreement(s) with the Funds, FIIOC represents that it is the designee of the Funds, and Company may therefore use the information provided by FIIOC without seeking additional permission from the Funds.

2. Use of Information by Company. Company may use the information provided by FIIOC in communications to individuals, plan trustees, or others who have legal title or beneficial interest in the annuity or life insurance products issued by Company, and to prospective purchasers of such products or beneficial interests thereunder. If such information is contained as part of larger pieces of sales literature, advertising, etc., such pieces shall be furnished for review to the Funds in accordance with the terms of the Company’s Participation Agreements with the Funds. Nothing herein shall give the Company the right to expand upon, reformat or otherwise alter the information provided by FIIOC. Company acknowledges that the information provided it by FIIOC may need to be supplemented with additional qualifying information, regulatory disclaimers, or other information before it may be conveyed to persons outside the Company.

[JNL - Fidelity Service Agreement 11-10]	11/9/10

3. Compensation to Company. In recognition of the fact that Company will respond to inquiries that otherwise would be handled by FIIOC, FIIOC agrees to pay Company a quarterly fee computed as follows:

At the close of each calendar quarter FIIOC will determine the Average Daily Assets held in the Funds by the Company. Average Daily Assets shall be the sum of the daily assets for each calendar day in the quarter divided by the number of calendar days in the quarter. The Average Daily Assets shall be multiplied by [**] and that sum shall be divided by four. The resulting number shall be the quarterly fee for that quarter.

Should any Participation Agreement(s) between Company and any Fund(s) be terminated effective before the last day of a quarter, Company shall be entitled to a fee for that portion of the quarter during which the Participation Agreement was still in effect, unless such termination is due to misconduct on the part of the Company. For such a stub quarter, Average Daily Assets shall be the sum of the daily assets for each calendar day in the quarter through and including the date of termination of the Participation Agreement(s), divided by the number of calendar days in that quarter for which the Participation Agreement was in effect. Such Average Daily Assets shall be multiplied by [**] and that number shall be multiplied by the number of days in such quarter that the Participation Agreement was in effect, then divided by three hundred sixty-five. The resulting number shall be the quarterly fee for the stub quarter.

Notwithstanding the foregoing, Company will not be entitled to any compensation under this Agreem ent for any calendar quarter in which the average net assets of the Company invested in the Variable Insurance Products Funds’ portfolios, excluding Money Market and VIP Index 500 portfolios are in the aggregate less than $100 million.

4. Termination. This Agreement may be terminated by Company at any time upon written notice to FIIOC. FIIOC may terminate this Agreement at any time upon thirty (30) days’ written notice to Company. FIIOC may terminate this Agreement immediately upon written notice to Company (1) if required by any applicable law or regulation, (2) if so required by action of the Fund(s) Board of Trustees, or (3) if Company engages in any material breach of this Agreement. This Agreement shall terminate immediately and automatically upon the termination of Company’s Participation Agreement(s) with the Funds, and in such event no notice need be given hereunder.

5. Applicable Law. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York.

6. Assignment. This Agreement may not be assigned without the prior written consent of the parties, except that it shall be assigned automatically to any successor to FIIOC as the Funds’ transfer agent, and any such successor shall be bound by the terms of this Agreement.

IN WITNESS WHEREOF, the parties have set their hands as of the date first written above.

FIDELITY INVESTMENTS INS ITUTIONAL OPERATIONS COMPANY, INC.

By: [illegible]

JEFFERSON ,NATIONAL LIFE INSURANCE COMPANY

By:	/s/ Craig A Hawley
Name:	Craig A Hawley
Title:

- Fidelity Service Agreement 11-10]	-2-	07/30/02

AMENDMENT TO

SERVICE AGREEMENT

This Amendment (“Amendment”) dated as of November 10th, 2010, is by and among Fidelity Investments Institutional Operations Company (“FIIOC”) and JEFFERSON NATIONAL LIFE INSURANCE COMPANY (the “Company”). This Amendment amends the Service Agreement (the “Agreement”) dated November 10, 2010.

WHEREAS, FIIOC and the Company desire to amend the Agreement.

NOW, THEREFORE, FIIOC and the Company agree to the following:

1.	The following provision shall hereby be deleted from the end of Section 3:

“Notwithstanding the foregoing, beginning December 31, 2012, Company will not be entitled to any compensation under this Agreement for any calendar quarter in which the average net assets of the Company invested in the Variable Insurance Products Funds’ portfolios, excluding Money Market and VIP Index 500 portfolios are in the aggregate less than $100 million.”

2.	Except as specifically set forth herein, all provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

JEFFERSON NATIONAL LIFE INSURANCE COMPANY

/s/ Craig A Hawley
By:	Craig A Hawley
Title:	General Counsel

FIDELITY INVESTMENTS INSTITUTIONAL OPERATIONS COMPANY

/s/ Robert Dwight
By:	Robert Dwight
Title:	Senior Vice President